Exhibit 99.1

For Immediate Release

KKR COMPLETES ACQUISITION OF GARDNER DENVER

Timothy W. Sullivan Appointed President & Chief Executive Officer

WAYNE, PA and NEW YORK – July 30, 2013 – Gardner Denver, Inc. (NYSE: GDI) and Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) today announced that the companies have completed the transaction under which KKR acquired all of the outstanding shares of Gardner Denver for approximately $3.9 billion, including the assumption of debt.

KKR also announced today that Timothy W. Sullivan has been appointed as President & Chief Executive Officer of Gardner Denver, effective immediately. Michael M. Larsen has transitioned to the role of Interim Vice President & Chief Financial Officer, effective immediately.

Pete Stavros, Member of KKR and head of the firm’s Industrials investment team, said: “We are excited about taking this next step in the evolution of Gardner Denver. We would like to thank Michael for his leadership through the transaction and for his contributions to the organization more broadly. We would also like to welcome Tim Sullivan, a world class executive with particular expertise in driving growth and commercial excellence. Tim’s 35-year track record speaks for itself and his experience will be invaluable in accelerating the operating initiatives already underway. We look forward to working with Tim and all of Gardner Denver’s employees to drive growth and deliver continued success and value for all stakeholders.”

“I am enthusiastic about leading Gardner Denver and I am confident in the near- and long-term potential of the business,” said Mr. Sullivan. “Gardner Denver has a highly diversified business portfolio of market-leading products and solutions, strong customer relationships and a passionate team of highly talented employees. Under Michael’s leadership, the Company expanded its global footprint and leveraged its best-in-class technologies to become a worldwide industry leader. I look forward to working closely with the Board and leadership team to refine the Company’s strategy, enhance performance and build upon the Company’s positive momentum. I believe Gardner Denver is very well positioned to capitalize on the many opportunities ahead.”

As a result of the completion of the transaction, Gardner Denver common stock will no longer be listed for trading on the New York Stock Exchange, effective as of the close of trading today.

Timothy W. Sullivan

Mr. Sullivan, 60, spent 35 years at Bucyrus International Inc., one of the world’s largest manufacturers of mining machinery, most recently serving as Chief Executive Officer and a member of the Board of Directors until its sale to Caterpillar Inc. for $8.8 billion in July 2011. During Mr. Sullivan’s tenure as President and Chief Executive Officer of Bucyrus International Inc., its Adjusted EBITDA increased from $49 million in 2004 to $736 million for the last twelve months ended March 31, 2011, representing a compound annual growth rate of 54%. Prior to his position as CEO, Mr. Sullivan held managerial roles of increasing responsibility including Chief Operating Officer, Executive Vice President of Marketing, Vice President of Marketing and Sales, Director of Business Development, Director of Parts Sales and Subsidiary Operations and Product Manager of Electric Mining Shovels and International Sales.

About Gardner Denver

Gardner Denver, Inc., with 2012 revenues of approximately $2.4 billion, is a leading worldwide manufacturer of highly engineered products, including compressors, liquid ring pumps and blowers for various industrial, medical, environmental, transportation and process applications, pumps used in the petroleum and industrial market segments and other fluid transfer equipment, such as loading arms and dry break couplers, serving chemical, petroleum and food industries. Gardner Denver’s news releases are available by visiting the Investors section on the Company’s website (www.GardnerDenver.com).

About KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $83.5 billion in assets under management as of June 30, 2013. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with fund investors through its client relationships and capital markets platform. KKR & Co. L.P. is publicly traded on the New York Stock Exchange (KKR) and KKR, as used in this release, includes its subsidiaries, their managed investment funds and accounts, and/or their affiliated investment vehicles, as appropriate. For additional information, please visit KKR’s website at www.kkr.com.

Forward-Looking Statements

All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made concerning the Company’s intent to consummate a merger with an affiliate of KKR. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the merger may not be consummated in a timely manner, if at all; (ii) the risk that the definitive merger agreement may be terminated in circumstances that require the Company to pay KKR a termination fee of $103.4 million or reimbursement of their expenses of up to $10 million; (iii) risks related to the diversion of management’s attention from the Company’s ongoing business operations; (iv) risks regarding the failure of the relevant KKR affiliate to obtain the necessary financing to complete the merger; (v) the effect of the announcement of the merger on the Company’s business relationships (including, without limitation, customers and suppliers), operating results and business generally; and (vi) risks related to obtaining the requisite consents to the merger, including, without limitation, the timing (including possible delays) and receipt of regulatory approvals from various domestic and foreign governmental entities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental entities may deny approval. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2012, and its subsequent quarterly reports on Form 10-Q. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

Contacts:

Gardner Denver

Vikram U. Kini

VP, Investor Relations

(610) 249-2009

Matthew Sherman, Jennifer Beugelmans or Joseph Sala

Joele Frank, Wilkinson, Brimmer, Katcher

(212) 355-4449

KKR

Kristi Huller

(212) 230-9722

Kristi.Huller@kkr.com